Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164, 333-126703 and 333-135000 on Form S-8 and 333-650, 33-95896 and 333-87554 on Form S-4 of our reports dated February 18, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Manpower Inc. and its subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Manpower Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
February 18, 2009